Exhibit 99.1

Partnership Contact:

Bradley W. Harris

(614) 643-0314

ir@OxfordResources.com

Oxford Resource Partners, LP Announces Sale of Illinois Basin Assets

Cash Sale Proceeds Enhance Partnership’s Liquidity

COLUMBUS, Ohio, April 16, 2014 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) announced today that it has sold additional Illinois Basin assets. Cash proceeds from the sale totaled $2 million, thereby enhancing the Partnership’s liquidity. This action is consistent with the Partnership’s strategy to focus on its core Northern Appalachian operations where it has a fully committed sales position for 2014, while pursuing liquidity-enhancing sales of non-performing assets.

The sale transaction, which closed on April 11, 2014, involved Oxford’s Island river terminal and related equipment located on the Green River in western Kentucky. In the transaction, principally for the benefit of its remaining Illinois Basin reserves, Oxford retained assignable rights to coal loading throughput at the terminal facility for a period of seven years following the closing.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high-value thermal coal in Northern Appalachia. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.

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